                                                                    Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 15, 2000, except for the information in the first paragraph of Note 7, as to which the date is March 28, 2000 and Note 17 as to which the date is July 24, 2000 relating to the financial statements, which appears in PictureTel Corporation's Annual Report on Form 10K/A for the year ended December 31, 1999. We also consent to the incorporation by reference of our report dated February 15, 2000 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K/A. We also consent to the references to us under the headings "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP

Boston, Massachusetts
September 11, 2000